EXHIBIT 7.1

                             JOINT FILING AGREEMENT

          This Joint Filing Agreement, dated as of February 9, 2007, is by and between Matthew Balk, an individual, and Sherbrooke Partners, LLC, a Delaware limited liability company (together, the "Joint Filers").

          Each of the Joint Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock, $0.01 par value, of Sontra Medical Corporation, a Minnesota corporation, beneficially owned by them from time to time.

          Pursuant to Rule 13(d)(1) promulgated under the Securities Exchange Act of 1934, as amended, the parties hereby agree to file a single statement on
Schedule 13D (and any amendments thereto) on behalf of each of the parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

          This Joint Filing Agreement may be terminated by either of the Joint Filers upon one week's prior written notice or such lesser period of notice as the Joint Filers may mutually agree.

          Executed and delivered as of the date first above written.


                                         /s/ Matthew Balk
                                         ---------------------------------
                                         Matthew Balk, individually




                                         SHERBROOKE PARTNERS, LLC

                                         By: /s/ Matthew Balk
                                            ---------------------------------
                                            Matthew Balk, its managing member